Exhibit 99.3

NEWS RELEASE

One Park Place, Suite 700  —  621 Northwest 53rd Street  —  Boca Raton, Florida 33487  —  www.geogroup.com

CR-12-17

THE GEO GROUP DECLARES QUARTERLY

CASH DIVIDEND OF $0.20 PER SHARE

Boca Raton, Fla. – November 5, 2012 — The GEO Group, Inc. (NYSE:GEO) (“GEO”) announced that on October 31, 2012, its Board of Directors declared a quarterly cash dividend of $0.20 per share which will be paid on November 30, 2012 to shareholders of record as of the close of business on November 16, 2012.

George C. Zoley, Chairman and Chief Executive Officer of GEO, said: “We believe that our dividend policy with quarterly cash dividends of $0.20 per share, or $0.80 per share annually, is indicative of our long-term view that we can meaningfully return value to our shareholders while continuing to deleverage and pursue quality earnings growth.”

The GEO Group, Inc. is the world’s leading diversified provider of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include 20,000 employees, 108 correctional, detention and residential treatment facilities, including projects under development, and 75,000 owned and/or managed beds.

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding the timing and amount of dividends. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to declare future quarterly cash dividends; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

-End-

Contact:	Pablo E. Paez	1-866-301-4436
Vice President, Corporate Relations